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                 VLSI AMENDS SHAREHOLDER RIGHTS PLAN AND BYLAWS

SAN JOSE, CA, MARCH 8, 1999 -- VLSI Technology, Inc. (Nasdaq:VLSI) announced today that its Board of Directors has adopted an amended and restated shareholder rights agreement and by-law amendments. The amendments are intended to protect the Board of Directors' process of evaluating the unsolicited tender offer of Royal Philips Electronics.

"The Board of Directors continues to have an open mind concerning the Royal Philips proposal, despite the fact that Royal Philips commenced an unsolicited tender offer only four business days after it first made its proposal," said Alfred J. Stein, chief executive officer of VLSI. "Unlike many other companies, we have also never sought to build defensive barriers to proposals by establishing a staggered board of directors or abolishing action by written consent of the stockholders. The amendments adopted today merely seek to protect the process that enables the Board to evaluate Royal Philips' offer."

Under the amended and restated plan adopted on March 7, the rights are triggered upon the acquisition of 10% of VLSI's common stock (persons currently holding 10% or more of the stock do not trigger the rights). Prior to amendment, the rights plan was triggered by any person or group acquiring 20% or more of VLSI's common stock. The rights plan as amended also removes a 10-day window that potentially allowed an acquirer to redeem the rights after replacing the Board of Directors. In addition, the Board also removed a "continuing director" provision of the pre-amendment plan to bring the plan into compliance with a recent Delaware Supreme Court decision. Mr. Stein stated that "the changes will modernize the rights plan, which was last amended in 1992. The rights plan and by-law amendments are not intended to interfere with a transaction that is in the best interests of VLSI and its stockholders." Mr. Stein confirmed that the Board will continue to have the ability to redeem the rights prior to any triggering event.

The amendments to the by-laws principally relate to the procedures for meetings of the Company's stockholders and stockholder action by written consent. No change in the ability of the stockholders to take action was made.

VLSI Technology, Inc. designs and manufactures custom and semi-custom integrated circuits for leading firms in the wireless communications, networking, consumer digital entertainment and advanced computing markets.

The company is based in San Jose, Calif. with 1998 revenues from continuing operations of $547.8 million, and approximately 2,200 employees worldwide. For more information, visit the VLSI homepage, www.vlsi.com.

Contacts:         ANALYSTS/INVESTORS                 MEDIA
                  ------------------                 -----
                  Lisa Ewbank                        Todd Fogarty/Victoria Weld
                  Director, Investor Relations       Kekst And Company
                  VLSI Technology, Inc.              212-521-4800
                  408-474-5519

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